EXHIBIT 12.1

                         CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 ($ in millions)

                                                    Twelve         Nine
                                                    Months        Months
                                                     Ended         Ended       Year Ended
                                                 September 30,  September 30,  December 31,
                                                     2002           2001          2000
                                                 -------------  -------------  ------------
                                                  (successor)    (combined)    (predecessor)

Net (loss) income ..............................   $(6,698.7)     $  263.3       $  611.6
Provision for income taxes .....................       367.6         236.3          373.9
                                                   ---------      --------       --------
Earnings before provision for income taxes .....    (6,331.1)        499.6          985.5
                                                   ---------      --------       --------
Fixed charges:
   Interest and debt expenses on indebtedness ..     1,439.3       1,619.8        2,497.7
   Minority interest in subsidiary trust
     holding solely debentures of the
     Company, before tax .......................        16.9          14.4           19.2
   Interest factor-one-third of rentals on
     real and personal properties ..............        15.6          13.5           19.6
                                                   ---------      --------       --------
Total fixed charges ............................     1,471.8       1,647.7        2,536.5
                                                   ---------      --------       --------
   Total earnings before provisions for
    income taxes and fixed charges .............   $(4,859.3)     $2,147.3       $3,522.0
                                                   =========      ========       ========
Ratios of earnings to fixed charges ............            (1)      1.30x          1.39x

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(1)   Earnings were insufficient to cover fixed charges by $6,331.1 million in the twelve months ended September 30, 2002. Earnings for the twelve months ended September 30, 2002 included a goodwill impairment charge of $6,511.7 million in accordance with SFAS 142, "Goodwill and Other Intangible Assets."